Attachment to Form N-SAR for Hartford Series Fund, Inc.

Sub-Item 77M: Mergers

On January 24, 2003 the following reorganizations took place:

Fund Reorganized (Target Fund):
	Surviving Fund:

Hartford American Leaders HLS Fund*
	Hartford Stock HLS Fund, Inc.
Hartford Blue Chip Stock II HLS Fund*
	Hartford Growth and Income HLS Fund, Inc.
Hartford Global Equity HLS Fund*
	Hartford Global Leaders HLS Fund**
Hartford International Stock II HLS Fund*
	Hartford International Opportunities HLS Fund**
Hartford Investors Growth HLS Fund*
	Hartford Growth and Income HLS Fund**

* a series of Hartford HLS Series Fund II, Inc.
** a series of Hartford Series Fund, Inc.

	Under the terms of the plans of
reorganization, and pursuant to the approval by shareholders of each Target Fund and the Boards of Directors of each Target Fund and each Surviving Fund, the assets of each Target
Fund were acquired by the corresponding
Surviving Fund. The Surviving Fund acquired the Target Fund's assets in exchange for the Surviving Fund's shares, which were distributed pro rata by each Target Fund to the holders of its shares in complete liquidation of the Target Fund. The final shareholder voting results were as follows:

Fund
	For		Against	Abstain

Hartford American Leaders HLS Fund
	1,617,813	32,314	95,338
Hartford Blue Chip Stock II HLS Fund
	2,793,552	120,508	184,200
Hartford Global Equity HLS Fund
	1,347,684	48,321	113,487
Hartford International Stock II HLS Fund
	2,869,821	152,244	347,981
Hartford Investors Growth HLS Fund
	2,540,459	40,941	149,510